            [LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN LETTERHEAD]


                                   May 7, 1997




Vestcom International, Inc.
1100 Valley Brook Avenue
Lyndhurst, NJ  07071

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933, as amended (the "Act") of 4,427,500 shares of the common stock, no par value (the "Shares") of Vestcom International, Inc., a New Jersey corporation (the "Company"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

                  Based upon such examinations, we advise you that, in our opinion, when the Company's Registration Statement on Form S-1 (No. 333-23519) has become effective under the Act, the terms of the Shares and of their issuance and sale have been duly established in conformity with the Company's Restated Certificate of Incorporation so as not to violate any applicable law or agreement or instrument then binding on the Company, and the Shares have been duly issued and sold as contemplated in the Registration Statement and the Underwriting Agreement, the Shares will be legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus included in such Registration Statement.

                                            Very truly yours,

                                            LOWENSTEIN, SANDLER,
                                                KOHL, FISHER & BOYLAN, P.A.


                                            By:  /s/ Laura R. Kuntz
                                                 ------------------------------
                                                 Laura R. Kuntz
LK:fv